Memorandum

To:	Directors and Executive Officers of NovaStar Financial, Inc.
From:	Jeffrey D. Ayers
Date:	February 17, 2006
Re:	Notice of Blackout Period

This notice updates and supersedes the notice dated January 26, 2006 that you received regarding the Blackout (as defined below) in order to change the beginning and ending dates of the Blackout Period (as defined below).

On February 17, 2006, NovaStar Financial, Inc. (the “Company”) filed a prospectus supplement to its prospectus dated January 20, 2006 to extend the expiration date of the Company’s offer to rescind (the “Rescission Offer”) the previous purchase of shares of Company common stock included in units in the NovaStar Common Stock Fund (the “NovaStar Fund”) purchased during the one-year period immediately preceding January 20, 2006. The NovaStar Fund was an alternative for new investments under the Company’s 401(k) Plan (the “Plan”) until June 17, 2005. Currently, Plan participants may only hold or sell units in the NovaStar Fund in their Plan account.

The Rescission Offer was originally scheduled to expire at 5:00 p.m., Central time, on February 21, 2006. However, the expiration date of the Rescission Offer has been extended until 5:00 p.m., Central time, on March 30, 2006. In order to process the Rescission Offer, the Company, as Plan administrator, must temporarily suspend (the “Blackout”) all transactions related to the NovaStar Fund for Plan participants that accept the Rescission Offer. As a result of extending the expiration date of the Rescission Offer, the beginning and ending dates of the Blackout have changed. The Blackout will now begin at 5:00 p.m., Central time, on March 30, 2006 and is expected to end during the calendar week of April 2, 2006 (the “Blackout Period”) on the date that the proceeds for the Rescission Offer are credited to the 401(k) Plan accounts of such participants. You will be informed if the timing of the Blackout Period changes.

As the ability to make new investments in the NovaStar Fund was terminated on June 17, 2005, the Blackout only prevents Plan participants who accept the Rescission Offer from selling or otherwise transferring units in the NovaStar Fund during the Blackout Period. Participants will still be able to direct their existing account balances and new contributions and rollover amounts into or out of other investment options offered under the Plan.

If the Blackout affects the ability of 50% or more of the participants in individual account plans maintained by the Company to acquire or hold equity securities of the Company, the Company is required to notify its directors and executive officers that certain of their transactions in Company equity securities are prohibited during the Blackout Period. Because the Company does not know whether 50% or more of the participants in individual account plans maintained by the Company will be affected by the Blackout, the Company is providing this notice to you.

If 50% or more of the participants in individual account plans maintained by the Company will be affected by the Blackout you will be restricted, except in limited circumstances, from, directly or indirectly, purchasing, acquiring, exercising, selling or otherwise transferring during the Blackout Period those shares, or options to acquire shares, of Company common stock you acquired in connection with your service or employment as a director or executive officer of the Company. Any Company common stock you purchase or dispose of during the Blackout Period is presumed to have been acquired in connection with your service or employment with the Company. If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer of shares of Company common stock during the Blackout Period, whether pursuant to a 10b5-1(c) sales plan or otherwise, you must notify me at the number below to determine whether you are permitted to complete the transaction.

Because it may not be known until after 5:00 p.m., Central time, on March 30, 2006 whether the Blackout affects 50% or more of the participants in individual account plans maintained by the Company, you should suspend your trading activities in Company common stock at that time and await further notice by the Company as to the number of Plan participants affected by the Blackout.

If you have any questions regarding this notice, including whether the Blackout Period has ended, please contact me by phone at 816-237-7964 or by mail at NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114.